Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Jane Randel
(212) 626-4308

LIZ CLAIBORNE INC. ELECTS DANIEL CARP

TO BOARD OF DIRECTORS

New York, NY, March 10, 2006: Liz Claiborne Inc. (NYSE:LIZ) announced today the election of Daniel A. Carp to the Company’s Board of Directors. Mr. Carp’s election brings the number of Directors to eleven. His initial term as director will expire at the 2006 annual meeting of stockholders.

Mr. Carp retired as chief executive officer and chairman of Eastman Kodak (Kodak) on June 1, 2005 and December 31, 2005, respectively. He had held these positions since 2000. During his tenure at Kodak, Mr. Carp served in numerous executive positions and spent nearly ten years overseeing international operations. In 1997, he was elected to the Kodak Board of Directors. He served as president from 1997 to 2003; and as chief operating officer from 1997-2000. He is also on the Board of Directors of Texas Instruments Incorporated, a consumer electronics company, and Norfolk Southern Corp., a freight transportation company.

Commenting on the nomination, Paul R. Charron, chairman and chief executive officer of Liz Claiborne Inc., said, “Dan’s perspective as a general manager is particularly relevant to our management approach and will be helpful as we navigate the uncertainties inherent in our industry. His experience managing an American brand overseas is also welcome as we continue to strengthen our international presence. I am confident he will be a terrific resource for the Company and its stockholders.”

Mr. Carp is a member of The Business Council and MIT Sloan Dean’s Advisory Council, as well as the board of trustees of the George Eastman House.

Liz Claiborne Inc. designs and markets an extensive range of branded women’s and men’s apparel, accessories and fragrance products. Our diverse portfolio of quality brands - available domestically and internationally via wholesale and retail channels - consistently meets the widest range of consumers’ fashion needs, from classic to contemporary, active to relaxed and denim to streetwear. Liz Claiborne Inc.’s brands include Axcess, Belongings, Bora Bora, C & C California, City Unltd., Claiborne, Crazy Horse, Curve, Dana Buchman, Elisabeth, Ellen Tracy, Emma James, Enyce, First Issue, Intuitions, J.H. Collectibles, Juicy Couture, Kenzie, Kenziegirl, Laundry by Shelli Segal, LIZ, Liz Claiborne, Lucky Brand Jeans, Mac & Jac, Mambo, Marvella, MetroConcepts, Mexx, Monet, Monet 2, Prana, Realities, Rhythm & Blues, Sigrid Olsen, Soul, Spark, Stamp 10, Tapemeasure, Tint, Trifari, Villager and Yzza. In addition, Liz Claiborne Inc. holds the exclusive, long-term license to produce and sell men’s and women’s collections of DKNY® Jeans and DKNY® Active in the Western Hemisphere. The Company also has the exclusive license to produce jewelry under the Kenneth Cole New York and Reaction Kenneth Cole brand names.

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